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                                                                  EXHIBIT 10.6.2


                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

                                 August 30, 2002


         THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Agreement"), is hereby made and entered into by and between Stilwell Financial Inc., a Delaware corporation ("Stilwell") and Landon H. Rowland, an individual ("Executive") to be effective as of August 30, 2002 (the "Effective Date").

         WHEREAS, prior to June 12, 2000, Executive was employed by Kansas City Southern Industries, Inc. ("KCSI"), and on June 12, 2000, Stilwell and Executive entered into an employment agreement ("Prior Agreement") to be effective as of July 12, 2000, the date that all of the issued and outstanding stock of Stilwell was distributed to the shareholders of KCSI which had been the parent of Stilwell since its formation on January 23, 1998 (the "Spin-off Distribution"), for Stilwell to continue to employ Executive on the terms and conditions set forth in the Prior Agreement; and

         WHEREAS, as of the Effective Date, Stilwell and Executive desire for Stilwell to continue to employ Executive on the terms and conditions set forth in this Agreement and to provide an incentive to Executive to remain in the employ of Stilwell hereafter, particularly in the event of any Change in Control (as herein defined) of Stilwell or any Significant Subsidiary (as herein defined), thereby establishing and preserving continuity of management of Stilwell.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, it is agreed by and between Stilwell and Executive as follows:

         1. Position and Responsibilities. Stilwell hereby employs and agrees to appoint, elect, reappoint and reelect Executive during the term of the Agreement, as the Chairman of its Board of Directors (the "Stilwell Board"), and as President and Chief Executive Officer. During


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the term of the Agreement, Executive shall devote substantially all of his business time, attention and effort to the affairs of Stilwell, and shall use his reasonable best efforts to promote the best interests of Stilwell. All staff, all operations and other functions of Stilwell shall report directly or indirectly (through one or more subordinates of Executive) to Executive. Executive shall report on all operations and other functions solely and directly to the Stilwell Board. During the term of the Agreement, and excluding any periods of disability, vacation, or sick leave to which Executive is entitled, Executive agrees to devote his full attention and time to the business and affairs of Stilwell.

         2. Compensation.

              (a) Base Compensation. Stilwell shall pay Executive, in accordance with the normal payroll practices of Stilwell, an annual base salary at the rate of $825,000 per year ("Base Salary"). Base Salary shall be reviewed at least annually and may be increased (but not decreased) from time to time as shall be determined by the Stilwell Board. Any increase in Base Salary shall not limit or reduce any other obligation of Stilwell to Executive under this Agreement. Once Base Salary shall have been increased, it shall be treated for all purposes of this Agreement as Executive's Base Salary. Base Salary shall not be decreased at any time without the express written consent of Executive. (b) Incentive Compensation. For the year 2002 and the six months ending June 30, 2003, Executive shall not be entitled to participate in any Stilwell incentive compensation plan.

         3. Benefits and Stock Ownership.

              (a) Benefits. During the period of his employment hereunder, Stilwell shall provide Executive with coverage under such benefit plans and programs as are made generally available to similarly situated employees of Stilwell, provided (i) Stilwell shall have no


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obligation with respect to any plan or program if Executive is not eligible for coverage thereunder, and (ii) Executive acknowledges that stock options and other stock and equity participation awards are granted in the discretion of the Stilwell Board or the Compensation Committee of the Stilwell Board and that Executive has no right to receive stock options or other equity participation awards or any particular number or level of stock options or other awards. In determining contributions, coverage and benefits under any disability insurance policy and under any cash compensation-based plan provided to Executive by Stilwell, it should be assumed that the value of Executive's annual compensation pursuant to this Agreement is 175% of Executive's Base Salary. Executive acknowledges that all rights and benefits under benefit plans and programs shall be governed by the official text of each such plan or program and not by any summary or description thereof or any provision of this Agreement (except to the extent this Agreement expressly modifies such benefit plans or programs) and that Stilwell is not under any obligation to continue in effect or to fund any such plan or program, except as provided in Paragraphs 4(e) and 7 hereof. Stilwell also shall reimburse Executive for ordinary and necessary travel and other business expenses in accordance with policies and procedures established by Stilwell.

             (b) Stock Ownership. During the period of his employment hereunder, Executive shall retain ownership in himself or in members of his immediate family of at least a majority of the number of shares of (i) Stilwell stock received by Executive or members of his immediate family in the Spin-off Distribution, and (ii) Stilwell stock acquired upon the exercise of stock options, but excluding from such number of shares any such shares transferred to Stilwell or sold to pay the purchase price upon the exercise of stock options or to pay or satisfy tax obligations resulting from such exercise.


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         4. Termination.

             (a) Termination by Executive. Executive may terminate this Agreement and his employment hereunder by at least thirty (30) calendar days advance written notice to Stilwell.

             (b) Death or Disability. This Agreement and Executive's employment hereunder shall terminate automatically on the death or disability of Executive, except to the extent employment is continued under Stilwell's disability plan. For purposes of this Agreement, Executive shall be deemed to be disabled if he qualifies for disability benefits under Stilwell's long-term disability plan.

              (c) Termination by Stilwell for Cause.

                   (i) Subject to the provisions of Paragraph 4(c)(ii), Stilwell may terminate this Agreement and Executive's employment for Cause (as defined below). For purposes of this Agreement (except for Paragraph 7), termination for "Cause" shall mean termination based upon any one or more of the following:

                        (A) Executive's willful or intentional material breach of his material obligations under this Agreement;

                        (B) Executive's commission of a felony;

                        (C) willful or intentional material misconduct by Executive in the performance of his duties under this Agreement;

                        (D) Executive's commission of a misdemeanor involving fraud, dishonesty or moral turpitude; or

                        (E) the willful or intentional failure by Executive to materially comply (to the best of his ability) with a specific, written direction of the Stilwell Board that is not inconsistent with this Agreement and Executive's responsibilities hereunder,


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provided that such refusal or failure (1) is not cured to the best of
Executive's ability within ten (10) business days after the delivery of such direction to Executive, and (2) is not based on Executive's good faith belief, as expressed by written notice to the Stilwell Board given within such ten (10) business day period, that the implementation of such direction of the Stilwell Board would be unlawful or unethical.

                   (ii) Executive's employment may not be terminated for Cause unless:

                        (A) Stilwell provides Executive with written notice (the "Notice of Consideration") of its intent to consider the termination of Executive's employment for Cause, including a detailed description of the specific reasons which form the basis for such consideration;

                        (B) on a date not less than thirty (30) calendar days after the date Executive receives the Notice of Consideration, Executive shall have the opportunity to appear before the Stilwell Board, with or without legal representation, at Executive's election, to present arguments and evidence on his own behalf;

                        (C) the Stilwell Board by the affirmative vote of at least seventy-five percent (75%) of its members (excluding Executive as a member of the Stilwell Board, and any other member of the Stilwell Board reasonably believed to be involved in the events leading the Stilwell Board to seek to terminate Executive for Cause), determines at or after the meeting of the Stilwell Board, that the actions or inactions of Executive specified in the Notice of Consideration occurred, that such actions or inactions constitute Cause, and that Executive's employment should accordingly be terminated for Cause; and

                        (D) the Stilwell Board provides Executive with a written determination (a "Notice of Termination for Cause") setting forth in specific detail the


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basis of Executive's termination of employment. The Notice of Termination for
Cause shall not be based upon any reason or reasons other than one or more reasons set forth in the Notice of Consideration.

         If Executive disputes any purported termination of Executive for Cause, the Stilwell Board shall have the burden of proof to establish by a preponderance of the evidence, both (1) its full compliance with the substantive and procedural requirements of this Paragraph 4(c)(ii) prior to a termination of employment for Cause, and (2) that Executive's action or inaction specified in the Notice of Termination for Cause did occur and constituted Cause. If the Stilwell Board does not meet such burden of proof, any termination of employment shall be deemed a termination without Cause for all purposes of this Agreement, including Executive's entitlement to severance benefits and payments.

         If the Stilwell Board determines by a vote of seventy-five percent (75%) of its members (excluding Executive as a member of the Stilwell Board and any other member of the Stilwell Board reasonably believed to be involved in the events leading the Stilwell Board to seek to terminate Executive for Cause), that it is in the best interests of Stilwell to suspend Executive from performing his duties with respect to Stilwell under this Agreement pending resolution of the Notice of Consideration, then Executive shall be suspended from performing such duties, and such suspension shall not be considered to constitute Good Reason or a breach of this Agreement on the part of Stilwell; provided however, that the obligations (including payments of compensation to Executive) of Stilwell and of Executive under this Agreement, other than Executive's obligations under Paragraph 1 hereof, shall continue in full force and effect during such period of suspension.


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              (d) Termination by Stilwell Other than for Cause or by Executive for Good Reason.

                   (i) Stilwell may terminate this Agreement and Executive's employment other than for Cause immediately upon notice to Executive, or Executive may terminate this Agreement and Executive's employment for Good Reason (as defined in Paragraph 4(d)(iii) below) upon notice to Stilwell in accordance with the provisions of Paragraph 4(d)(iv), and in any such event, Stilwell shall provide severance benefits to Executive in accordance with Paragraph 4(d)(ii) below (unless Paragraph 4(e) applies).

                   (ii) Unless the provisions of Paragraph 7 of this Agreement are applicable, if Executive's employment is terminated under Paragraph 4(d)(i), Stilwell (a) shall pay as soon as reasonably possible but not later than thirty
(30) calendar days after Executive's termination date, a lump sum amount in immediately available funds equal to the product (discounted to the then present value on the basis of a rate of five percent (5%) per annum) of (A) 175% of Base Salary multiplied by (B) two, and, (b) for this two-year period, to reimburse Executive for the cost (including state and federal income taxes payable with respect to this reimbursement) of continuing the health insurance coverage provided pursuant to this Agreement or obtaining health insurance coverage comparable to the health insurance provided pursuant to this Agreement, and obtaining coverage comparable to the life insurance provided pursuant to this Agreement, unless Executive is provided comparable health or life insurance coverage in connection with other employment. The foregoing obligations of Stilwell shall continue until the end of such two (2) year period notwithstanding the death or disability of Executive during said period (except, in the event of death, the obligation to reimburse Executive for the cost of life insurance shall not continue). In addition, Stilwell shall use its best efforts to cause


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all outstanding options held by Executive under any stock option plan of
Stilwell or its affiliates to become immediately exercisable on the termination date, and such options shall remain exercisable through the earlier to occur of
(1) five (5) years after the termination date, or (2) the expiration of the term of the options. To the extent that such options are not vested and are subsequently forfeited, Executive shall receive a lump-sum cash payment within five (5) business days after the options are forfeited equal to the difference between the fair market value of the shares of stock subject to the non-vested, forfeited options determined as of the date such options are forfeited and the exercise price for such options. In the year in which termination of employment occurs, Executive shall be eligible to receive benefits under the Stilwell Incentive Compensation Plan and the Stilwell Executive Plan (if such Plans then are in existence and Executive was entitled to participate immediately prior to termination) in accordance with the provisions of such plans then applicable, and severance pay received in such year shall be taken into account for the purpose of determining benefits, if any, under the Stilwell Incentive Compensation Plan but not under the Stilwell Executive Plan. After the year in which termination occurs, Executive shall not be entitled to accrue or receive benefits under the Stilwell Incentive Compensation Plan or the Stilwell Executive Plan with respect to the severance pay provided herein, notwithstanding that benefits under the Stilwell Incentive Compensation Plan or the Stilwell Executive Plan with respect to the severance pay provided herein are still generally available to executive employees of Stilwell. After termination of employment, Executive shall not be entitled to accrue or receive benefits under any other employee benefit plan or program, except that Executive shall be entitled to participate in the Stilwell Employee Stock Ownership Plan and the Stilwell Section 401(k) Plan with Profit Sharing Plan Portion in the year of termination of


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employment only if Executive meets all requirements of such plans for participation in such year.

                   (iii) "Good Reason" means the occurrence of any one of the following events unless Executive specifically consents in writing that such event shall not be Good Reason:

                        (A) any material breach of this Agreement by Stilwell of any of its material obligations under this Agreement, including any of the following occurrences which shall be deemed to constitute a material breach of Stilwell's material obligations:

                        (1) failure to pay Base Salary as required by Paragraph 2(a); or

                        (2) any material adverse change in the status, position, responsibilities, and duties of Executive as compared to Executive's status, position, responsibilities, and duties as set forth in Paragraph 1,

                        (B) the failure of Stilwell to assign this Agreement to a successor, or the failure of such successor to explicitly assume and agree to be bound by this Agreement,

                        (C) Stilwell's requiring Executive to be principally based at any office or location that is more than forty (40) miles from the office or location where Executive was located as of the Effective Date,

                        (D) the Stilwell Board gives a Notice of Consideration pursuant to Paragraph 4(c)(ii) (of the intent to consider terminating Executive for Cause) and fails within a period of ninety (90) calendar days thereafter to terminate Executive for Cause


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in compliance with all the substantive and procedural requirements of Paragraph
4(c)(ii), or

                        (E) after the Restructuring Date (as defined in Paragraph 4(e)(i)), any material adverse change in the status, position, responsibilities and duties of Executive as a member of the group of Stilwell employees designated to effect the transition of Stilwell's ongoing matters and duties to other Company executives as part of the Restructuring (as defined in Paragraph 4(e)(1)) ("Transition Team Members") until December 31, 2003. Executive's position as a Transition Team Member is as non-executive Chairman of the Board, and the responsibilities and duties associated with that position are those of the Chairman of the Board of Directors.

                   (iv) Executive's termination of employment shall not be considered to be for Good Reason unless:

                        (A) not more than ninety (90) calendar days after the occurrence (or, if later, not more than ninety (90) calendar days after Executive becomes aware) of the event or events alleged to constitute Good Reason, Executive provides Stilwell with written notice (the "Notice of Good Reason") of his intent to consider termination for Good Reason, including a detailed description of the specific reasons which form the basis for such consideration, and demanding that such event or events be cured not later than ten (10) business days after Stilwell receives the Notice of Good Reason (the "Cure Period");

                        (B) Stilwell shall have failed to cure such event or events during the Cure Period; and

                        (C) not more than ninety (90) calendar days following the expiration of the Cure Period, Executive shall have given Stilwell a second notice (a


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
"Notice of Termination for Good Reason") stating that such cure has not occurred and that, as a result, Executive is terminating his employment for Good Reason on the date (after the end of the Cure Period) specified in the Notice of Termination for Good Reason. A Notice of Termination for Good Reason shall not be based upon any reason or reasons other than one or more reasons set forth in the Notice of Good Reason.

                   (e) Termination due to the Restructuring of Stilwell pursuant to that certain Agreement and Plan of Merger dated August 30, 2002.

                        (i) If Stilwell terminates Executive's employment other
                   than for Cause, or Executive terminates his employment hereunder for Good Reason as defined in Paragraph 4(d)(ii) hereof, in connection with the restructuring of Stilwell (a "Restructuring Termination") as contemplated by that certain Agreement and Plan of Merger dated August 30, 2002 between Stilwell and Janus Capital Corporation (the "Restructuring"), then Stilwell shall pay or provide to Executive severance and retention benefits pursuant to the Severance and Retention Policy adopted and approved by the Stilwell Organization and Compensation Committee on August 21, 2002, as described in detail on Exhibit A to this Agreement ("Restructuring Severance and Retention Benefits"). The effective date of the Restructuring, which is expected to be on or around December 31, 2002, shall be the Restructuring Date. Any termination of Executive's employment by Stilwell prior to or within three years after the Restructuring Date and any termination by Executive for Good Reason within three years after the Restructuring Date shall be conclusively deemed to be a Restructuring Termination. However, if within on year of the Restructuring Date Executive should become a permanent, full-time employee of Janus or any of its


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                   50% or more owned affiliates, Executive shall not receive the severance portion of the Restructuring Severance and Retention Benefits. If any such benefits shall have been paid to Executive prior to the time of such employment with Janus or any of its 50% or more owned affiliates, Executive shall return the full amount of any such severance benefits so received to the Company.

                        (ii) Unless Executive should voluntarily terminate his
                   employment with Stilwell before December 31, 2003, Executive shall continue to receive his Base Salary and Benefits described in Paragraph 3 through December 31, 2003.

                        (iii) Upon the Restructuring Date, Paragraphs 1 and 3(b)
                   of this Agreement shall be of no further force or effect, and Executive shall serve as non-executive Chairman of the Board of the Company until December 31, 2003 and then solely as a Director of the Company until December 31, 2004. Such changes shall not constitute Good Reason under Paragraph 4(d)(iii)
                   (A)(2) or 4(d)(iii)(E).

         5. Non-Disclosure and Non-Compete.

              (a) Non-Disclosure. During the term of this Agreement and at all times after any termination of this Agreement, Executive shall not, either directly or indirectly, use or disclose any Stilwell Trade Secret, except to the extent necessary for Executive to perform his duties for Stilwell while an employee. For purposes of this Agreement, the term "Stilwell Trade Secret" shall mean any information regarding the business or activities of Stilwell or any subsidiary or affiliate, including any formula, pattern, compilation, program, device, method, technique, process, customer list, technical information or other confidential or proprietary information, that (a) derives independent economic value, actual or potential, from not being


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generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (b) is the subject of efforts of Stilwell or its subsidiary or affiliate that are reasonable under the circumstance to maintain its secrecy. In the event of any breach of this Paragraph 5 by Executive, Stilwell shall be entitled to terminate any and all remaining severance benefits under Paragraphs 4(d)(ii) and shall be entitled to pursue such other legal and equitable remedies as may be available.

              (b) Non-Compete. Following termination of this Agreement for a period ending three (3) years after the last payment of salary or severance pay to Executive, Executive shall not, directly or indirectly, as an individual, consultant, employer, employee, officer, director, advisory director, principal, agent, partner, member, stockholder (except non-controlling holdings of stock of not more than 2% of a publicly traded company) or otherwise, (i) engage in a business in competition with any business conducted by Stilwell or any subsidiary of Stilwell at any time within five (5) years preceding the commencement of the period of non-compete provided herein or any business which Stilwell or any of its subsidiaries was actively considering for ownership or conduct during the aforesaid five (5) year period, or (ii) participate in management of any holding company owning, directly or indirectly, more than 5% of any such business. Executive acknowledges that certain subsidiaries of Stilwell now conduct business throughout the United States and in foreign countries, and agrees that this non-compete shall apply in all countries and jurisdictions in which Stilwell or any of its subsidiaries conduct business or were actively considering conducting business during the aforesaid five (5) year period.

         6. Duties Upon Termination; Survival.

              (a) Duties. Upon termination of this Agreement by Stilwell or Executive for any reason, Executive shall immediately return to Stilwell all Stilwell Trade Secrets which exist


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

in tangible form and shall sign such written resignations from all positions as an officer, director or member of any committee or board of Stilwell and all direct and indirect subsidiaries and affiliates of Stilwell as may be requested by Stilwell and shall sign such other documents and papers relating to Executive's employment, benefits and benefit plans as Stilwell may reasonably request.

         (b) Survival. The provisions of Paragraphs 5, 6(a) and 7 of this Agreement shall survive any termination of this Agreement by Stilwell or Executive, the provisions of Paragraph 4(d)(ii) shall survive any termination of this Agreement by Stilwell or Executive under Paragraph 4(d)(i) and the provisions of Paragraph 4(e)(ii) shall survive any termination of this Agreement by Stilwell or Executive under Paragraph 4(e)(i).

         7. Continuation of Employment Upon Change in Control of Stilwell.

              (a) Continuation of Employment. Subject to the terms and conditions of this Paragraph 7, in the event of a Change in Control (as defined in Paragraph 7(d)) at any time during the term of this Agreement, Executive agrees to remain in the employ of Stilwell for a period of three (3) years (the "Three-Year Period") from the date of such Change in Control (the "Control Change Date"). Stilwell agrees to continue to employ Executive for the Three-Year Period. During the Three-Year Period, (i) Executive's position (including offices, titles, reporting requirements and responsibilities), authority and duties shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the twelve (12) calendar month period immediately before the Control Change Date and (ii) Executive's services shall be performed at the location where Executive was employed immediately before the Control Change Date or at any other location less than 40 miles from such former location. During the Three-Year Period, Stilwell shall continue to pay to Executive


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Base Salary on the same basis and at the same intervals as in effect immediately prior to the Control Change Date.

              (b) Benefits. During the Three-Year Period, Executive shall be entitled to participate, on the basis of his executive position, in each of the following Stilwell plans (together, the "Specified Benefits") in existence, and in accordance with the terms thereof, at the Control Change Date:

                   (i) any benefit plan, and trust fund associated therewith, related to (a) life, health, dental, disability, accidental death and dismemberment insurance or accrued but unpaid vacation time, (b) profit sharing, thrift or deferred savings (including deferred compensation, such as under Section 401(k) plans), (c) retirement or pension benefits, (d) ERISA excess benefits and similar plans and (e) tax favored employee stock ownership (such as under ESOP, and Employee Stock Purchase programs); and

                   (ii) any other benefit plans hereafter made generally available to executives of Executive's level or to the employees of Stilwell generally.

         In addition, Stilwell shall use its best efforts to cause all outstanding options held by Executive under any stock option plan of Stilwell or its affiliates to become immediately exercisable on the Control Change Date, and such options shall remain exercisable through the earlier to occur of (1) five
(5) years after the Control Change Date, or (2) the expiration of the term of the options. To the extent that such options are not vested and are subsequently forfeited, Executive shall receive a lump-sum cash payment within five (5) business days after the options are forfeited equal to the difference between the fair market value of the shares of stock subject to the non-vested, forfeited options determined as of the date such options are forfeited and the exercise price for such options. During the Three-Year Period Executive shall be entitled to participate, on the basis of his executive position, in any incentive compensation


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


plan of Stilwell in accordance with the terms thereof at the Control Change Date; provided that if under Stilwell programs or Executive's employment agreement in existence immediately prior to the Control Change Date, there are written limitations on participation for a designated time period in any incentive compensation plan, such limitations shall continue after the Control Change Date to the extent so provided for prior to the Control Change Date.

         If the amount of contributions or benefits with respect to the Specified Benefits or any incentive compensation is determined on a discretionary basis under the terms of the Specified Benefits or any incentive compensation plan immediately prior to the Control Change Date, the amount of such contributions or benefits during the Three-Year Period for each of the Specified Benefits shall not be less than the average annual contributions or benefits for each Specified Benefit for the three plan years ending prior to the Control Change Date and, in the case of any incentive compensation plan, the amount of the incentive compensation during the Three-Year Period shall not be less than 75% of the maximum that could have been paid to Executive under the terms of the incentive compensation plan.

              (c) Payment. With respect to any plan or agreement under which Executive would be entitled at the Control Change Date to receive Specified Benefits or incentive compensation as a general obligation of Stilwell which has not been separately funded (including specifically, but not limited to, those referred to under Paragraph 7(b)(i) and (ii) above), Executive shall receive within five (5) business days after such date full payment in cash (discounted to the then present value on the basis of a rate of seven percent (7%) per annum) of all amounts to which he is then entitled thereunder.

              (d) Change in Control. Except as provided in the last sentence of this Paragraph 7(d), for purposes of this Agreement, a "Change in Control" means any one or more of the following:


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                  (i) the acquisition or holding by any person, entity or group
(within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the "Exchange Act"), other than by Stilwell or any Subsidiary (as defined below), or any employee benefit plan of Stilwell or a Subsidiary (and other than by KCSI prior to the Spin-off Distribution), of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 20% or more of the then-outstanding common stock or the combined voting power of the then-outstanding voting securities ("Voting Power") of Stilwell; provided, however, that no Change in Control shall occur solely by reason of any such acquisition by a corporation with respect to which, after such acquisition, more than 60% of both the then-outstanding common shares and the then-outstanding Voting Power of such corporation are then beneficially owned, directly or indirectly, by the persons who were the beneficial owners of the then-outstanding common stock and Voting Power of Stilwell immediately before such acquisition, in substantially the same proportions as their respective ownership, immediately before such acquisition, of the then-outstanding common stock and Voting Power of Stilwell; or

                  (ii) individuals who, as of the date of the Spin-off Distribution, constitute the Stilwell Board (the "Incumbent Board") cease for any reason to constitute at least 75% of the Stilwell Board; provided that any individual who becomes a director after the Spin-off Distribution whose election or nomination for election by the stockholders of Stilwell was approved by at least 75% of the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened "election contest" relating to the election of the directors of Stilwell (as such terms are used in Rule 14a-11 under the Exchange Act) or "tender offer" (as such term is used in Section 14(d) of the Exchange Act) or a proposed

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Extraordinary Transaction (as defined below)) shall be deemed to be a member of the Incumbent Board; or

                  (iii) any one or more of the following:

                           (A) consummation of a merger, reorganization,
consolidation or similar transaction (any of the foregoing, an "Extraordinary Transaction") with respect to which persons who were the respective beneficial owners of the then-outstanding common stock and Voting Power of Stilwell immediately before such Extraordinary Transaction would not beneficially own, directly or indirectly, more than 60% of both the then-outstanding common shares and the then-outstanding Voting Power of the corporation resulting from such Extraordinary Transaction, in substantially the same relative proportions as their respective ownership, immediately before such Extraordinary Transaction, of the then-outstanding common stock and Voting Power of Stilwell,

                           (B) approval by the shareholders of Stilwell of a
liquidation or dissolution of Stilwell, or

                           (C) consummation of a sale or other disposition of
all or substantially all of the assets of Stilwell in one transaction or a series of related transactions; or

                  (iv) the sale or other disposition by Stilwell, directly or indirectly, whether by merger, consolidation, combination, lease, exchange, spin-off, split-off, or other means, of any Significant Subsidiary or any reduction in Stilwell's direct or indirect beneficial ownership of any Significant Subsidiary to less than 50% of the Voting Power of such entity.

For purposes of this Agreement, "Subsidiary" shall mean any entity of which at least 50% of the Voting Power is beneficially owned, directly or indirectly, by Stilwell and "Significant

Subsidiary" shall mean (A) any Subsidiary which contributed 30% or more of the total combined revenues of Stilwell and all Subsidiaries for the prior calendar year, and (B) any one or more entities, businesses or groups of assets directly or indirectly sold or disposed of by Stilwell (within the meaning of paragraph 7(d)(iv)) within any two (2) year period that contributed 30% or more of such total combined revenues or would have contributed such 30% based on revenues of such entities, businesses or groups of assets for the calendar year prior to their sale or disposition. Notwithstanding the foregoing provisions of this Paragraph 7(d) to the contrary, the Spin-off Distribution shall not constitute a Change in Control.

            (e) Termination After Control Change Date. Notwithstanding any other provision of this Paragraph 7, at any time after the Control Change Date, Stilwell may terminate the employment of Executive (the "Termination"), but unless such Termination is for Cause as defined in subparagraph (g) or for disability, within five (5) business days of the Termination Stilwell shall pay to Executive his full Base Salary through the Termination, to the extent not theretofore paid, plus a lump sum amount (the "Special Severance Payment") equal to the product (discounted to the then present value on the basis of a rate of five percent (5%) per annum) of (i) 175% of Base Salary specified in Paragraph 7(a) multiplied by (ii) three, and Specified Benefits (excluding any incentive compensation) to which Executive was entitled immediately prior to Termination shall continue until the end of the three (3) year period ("Benefits Period") beginning on the date of Termination. If any plan pursuant to which Specified Benefits are provided immediately prior to Termination would not permit continued participation by Executive after Termination, then Stilwell shall pay to Executive within five (5) business days after Termination a lump sum payment equal to the amount of Specified Benefits Executive would have received under such plan if Executive had been fully vested in the average annual contributions or benefits in effect for the three plan years ending prior to the Control

Change Date (regardless of any limitations based on the earnings or performance of Stilwell) and a continuing participant in such plan to the end of the Benefits Period. Following the end of the Benefits Period, Stilwell shall continue to provide to Executive and Executive's family the following benefits ("Post-Period Benefits"): (1) prior to Executive's attainment of age sixty (60), health, prescription and dental benefits equivalent to those then applicable to active peer executives of Stilwell and their families, as the same may be modified from time to time, and (2) following Executive's attainment of age sixty (60) (and without regard to Executive's period of service with Stilwell), health and prescription benefits equivalent to those then applicable to retired peer executives of Stilwell and their families, as the same may be modified from time to time. The cost to Executive of such Post-Period Benefits shall not exceed the cost of such benefits to active or retired (as applicable) peer executives, as the same may be modified from time to time. Notwithstanding the preceding two sentences of this Paragraph 7(e), if Executive is covered under any health, prescription or dental plan provided by a subsequent employer, then the corresponding type of plan coverage (i.e., health, prescription or dental) required to be provided as Post-Period Benefits under this Paragraph 7(e) shall cease. Executive's rights under this Paragraph 7(e) shall be in addition to, and not in lieu of, any post-termination continuation coverage or conversion rights Executive may have pursuant to applicable law, including without limitation continuation coverage required by Section 4980B of the Internal Revenue Code (the "Code"). Nothing in this Paragraph 7(e) shall be deemed to limit in any manner the reserved right of Stilwell, in its sole and absolute discretion, to at any time amend, modify or terminate health, prescription or dental benefits for active or retired employees generally.

            (f) Resignation After Control Change Date. In the event of a Change in Control as defined in Paragraph 7(d), thereafter, upon Good Reason (as defined below), Executive may, at any time during the three (3) year period following the Change in Control, subject to the provisions of this Paragraph 7(f), terminate his employment with Stilwell (the "Resignation"). Within five (5) business days of such a Resignation, Stilwell shall pay to Executive his full Base Salary through the effective date of such Resignation, to the extent not theretofore paid, plus a lump sum amount equal to the Special Severance Payment (computed as provided in the first sentence of Paragraph 7(e), except that for purposes of such computation all references to "Termination" shall be deemed to be references to "Resignation"). Upon Resignation of Executive, Specified Benefits to which Executive was entitled immediately prior to Resignation shall continue on the same terms and conditions as provided in Paragraph 7(e) in the case of Termination (including equivalent payments provided for therein), and Post-Period Benefits shall be provided on the same terms and conditions as provided in Paragraph 7(e) in the case of Termination. For purposes of Paragraph 7, "Good Reason" means the occurrence of any of the events enumerated in Paragraph 4(d)(iii) of this Agreement, or any of the following events, subject to the provisions of Paragraph 4(d)(iv), except that the provisions of Paragraph 4(d)(iv) shall not apply if twelve (12) calendar months have lapsed after the date of the occurrence (or if later, after Executive becomes aware) of the event or events alleged to constitute Good Reason, and in any case, the provisions of Paragraph 4(d)(iv) shall not apply to clause (iii) below of this Paragraph 7(f):

                  (i) a material reduction or elimination of any component of Executive's incentive payment, benefits or perquisites which Executive was receiving immediately prior to a Change in Control;

                  (ii) any failure by Stilwell to comply with any of the provisions of Paragraph 7; or

                  (iii) a termination of employment by Executive for any reason or no reason during the sixty (60) calendar day period commencing twelve (12) calendar months after the Control Change Date.

            (g) Termination for Cause After Control Change Date. Notwithstanding any other provision of this Paragraph 7, at any time after the Control Change Date, Executive may be terminated by Stilwell for Cause subject to Stilwell's compliance with the provisions of Paragraph 4(c)(ii). "Cause" shall have the meaning set forth in Paragraph 4(c)(i), except that Cause shall not mean:

                  (i) bad judgment or negligence;

                  (ii) any act or omission believed by Executive in good faith to have been in or not opposed to the interest of Stilwell (without intent of Executive to gain, directly or indirectly, a profit to which Executive was not legally entitled);

                  (iii) any act or omission with respect to which a determination could properly have been made by the Stilwell Board that Executive met the applicable standard of conduct for indemnification or reimbursement under Stilwell's by-laws, any applicable indemnification agreement, or applicable law, in each case in effect at the time of such act or omission; or

                  (iv) any act or omission of which any member of the Stilwell Board who is not a party to the act or omission has had actual knowledge for at least six (6) calendar months.

            (h) Gross-up for Certain Taxes. If it is determined (by the reasonable computation of Stilwell's independent auditors, which determinations shall be certified to by such auditors and set forth in a written certificate ("Certificate") delivered to Executive) that any benefit received or deemed received by Executive from Stilwell pursuant to this Agreement or otherwise (collectively, the "Payments") is or will become subject to any excise tax under Section 4999 of the Code or any similar tax payable under any United States federal, state, local or other law (such excise tax and all such similar taxes collectively, "Excise Taxes"), then Stilwell shall, immediately after such determination, pay Executive an amount (the "Gross-up Payment") equal to the product of:

                  (i) the amount of such Excise Taxes; multiplied by

                  (ii) the Gross-up Multiple (as defined in Paragraph 7(k)).

                  The Gross-up Payment is intended to compensate Executive for the Excise Taxes and any federal, state, local or other income or excise taxes or other taxes payable by Executive with respect to the Gross-up Payment. Stilwell shall cause the preparation and delivery to Executive of a Certificate upon request at any time.

                  Stilwell shall, in addition to complying with this Paragraph 7(h), cause all determinations and certifications under Paragraphs 7(h)-(o) to be made as soon as reasonably possible and in adequate time to permit Executive to prepare and file Executive's individual tax returns on a timely basis.

            (i) Determination by Executive.

                  (i) If Stilwell shall fail (a) to deliver a Certificate to Executive or (b) to pay to Executive the amount of the Gross-up Payment, if any, within fourteen (14) calendar days after receipt from Executive of a written request for a Certificate, or if at any time following receipt of a Certificate Executive disputes the amount of the Gross-up Payment set forth therein, Executive may elect to demand the payment of the amount which Executive, in accordance with an opinion of counsel to Executive ("Executive Counsel Opinion"), determines to be the Gross-up Payment. Any such demand by

         Executive shall be made by delivery to Stilwell of a written notice which specifies the Gross-up Payment determined by Executive and an Executive Counsel Opinion regarding such Gross-up Payment (such written notice and opinion collectively, the "Executive's Determination"). Within fourteen (14) calendar days after delivery of the Executive's Determination to Stilwell, Stilwell shall either (a) pay Executive the Gross-up Payment set forth in the Executive's Determination (less the portion of such amount, if any, previously paid to Executive by Stilwell) or (b) deliver to Executive a Certificate specifying the Gross-up Payment determined by Stilwell's independent auditors, together with an opinion of Stilwell's counsel ("Stilwell Counsel Opinion"), and pay Executive the Gross-up Payment specified in such Certificate. If for any reason Stilwell fails to comply with clause (b) of the preceding sentence, the Gross-up Payment specified in the Executive's Determination shall be controlling for all purposes.

                  (ii) If Executive does not make a request for, and Stilwell does not deliver to Executive, a Certificate, Stilwell shall, for purposes of Paragraph 7(j), be deemed to have determined that no Gross-up Payment is due.

            (j) Additional Gross-up Amounts. If, despite the initial conclusion of Stilwell and/or Executive that certain Payments are neither subject to Excise Taxes nor to be counted in determining whether other Payments are subject to Excise Taxes (any such item, a "Non-Parachute Item"), it is later determined (pursuant to subsequently-enacted provisions of the Code, final regulations or published rulings of the Internal Revenue Service (the "IRS"), final IRS determination or judgment of a court of competent jurisdiction or Stilwell's independent auditors) that any of the Non-Parachute Items are subject to Excise Taxes, or are to be counted in determining whether any Payments are subject to Excise Taxes, with the result that the amount of Excise Taxes payable by Executive is greater than the amount determined by Stilwell or

Executive pursuant to Paragraph 7(h) or Paragraph 7(i), as applicable, then Stilwell shall pay Executive an amount (which shall also be deemed a Gross-up Payment) equal to the product of:

                  (i) the sum of (a) such additional Excise Taxes and (b) any interest, fines, penalties, expenses or other costs incurred by Executive as a result of having taken

                  (ii) a position in accordance with a determination made pursuant to Paragraph 7(h); multiplied by

                  (iii) the Gross-up Multiple.

            (k) Gross-up Multiple. The Gross-up Multiple shall equal a fraction, the numerator of which is one (1.0), and the denominator of which is one (1.0) minus the sum, expressed as a decimal fraction, of the rates of all federal, state, local and other income and other taxes and any Excise Taxes applicable to the Gross-up Payment; provided that, if such sum exceeds 0.8, it shall be deemed equal to 0.8 for purposes of this computation. (If different rates of tax are applicable to various portions of a Gross-up Payment, the weighted average of such rates shall be used.)

            (l) Opinion of Counsel. "Executive Counsel Opinion" means a legal opinion of nationally recognized executive compensation counsel that there is a reasonable basis to support a conclusion that the Gross-up Payment determined by Executive has been calculated in accordance with this Paragraph 7 and applicable law. "Stilwell Counsel Opinion" means a legal opinion of nationally recognized executive compensation counsel that (i) there is a reasonable basis to support a conclusion that the Gross-up Payment set forth in the Certificate of Stilwell's independent auditors has been calculated in accordance with this Paragraph 7 and applicable law, and (ii) there is no reasonable basis for the calculation of the Gross-up Payment determined by Executive.

            (m) Amount Increased or Contested. Executive shall notify Stilwell in writing of any claim by the IRS or other taxing authority that, if successful, would require the payment by Stilwell of a Gross-up Payment. Such notice shall include the nature of such claim and the date on which such claim is due to be paid. Executive shall give such notice as soon as practicable, but no later than ten (10) business days, after Executive first obtains actual knowledge of such claim; provided, however, that any failure to give or delay in giving such notice shall affect Stilwell's obligations under this Paragraph 7 only if and to the extent that such failure results in actual prejudice to Stilwell. Executive shall not pay such claim less than thirty (30) calendar days after Executive gives such notice to Stilwell (or, if sooner, the date on which payment of such claim is due). If Stilwell notifies Executive in writing before the expiration of such period that it desires to contest such claim, Executive shall:

                  (i) give Stilwell any information that it reasonably requests relating to such claim;

                  (ii) take such action in connection with contesting such claim as Stilwell reasonably requests in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by Stilwell;


                  (iii) cooperate with Stilwell in good faith to contest such claim; and

                  (iv) permit Stilwell to participate in any proceedings relating to such claim; provided, however, that Stilwell shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including related interest and penalties, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing,

         Stilwell shall control all proceedings in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner. Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Stilwell shall determine; provided, however, that if Stilwell directs Executive to pay such claim and sue for a refund, Stilwell shall advance the amount of such payment to Executive, on an interest-free basis and shall indemnify Executive, on an after-tax basis, for any Excise Tax or income tax, including related interest or penalties, imposed with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Stilwell's control of the contest shall be limited to issues with respect to which a Gross-up Payment would be payable. Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the IRS or other taxing authority.

            (n) Refunds. If, after the receipt by Executive of an amount advanced by Stilwell pursuant to Paragraph 7(m), Executive receives any refund with respect to such claim, Executive shall (subject to Stilwell's complying with the requirements of Paragraph 7(m)) promptly pay Stilwell the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by Stilwell pursuant to Paragraph 7(m), a determination is made that Executive shall not be entitled to a full refund with respect to such claim and Stilwell does not notify Executive in writing of its intent to contest such determination before the expiration of thirty (30) calendar days after such determination, then the applicable part of such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-up Payment required to be paid. Any contest of a denial of refund shall be controlled by Paragraph 7(m).

            (o) Expenses. If any dispute should arise under this Agreement after the Control Change Date involving an effort by Executive to protect, enforce or secure rights or benefits claimed by Executive hereunder, Stilwell shall pay (promptly upon demand by Executive accompanied by reasonable evidence of incurrence) all reasonable expenses (including attorneys' fees) incurred by Executive in connection with such dispute, without regard to whether Executive prevails in such dispute except that Executive shall repay Stilwell any amounts so received if a court having jurisdiction shall make a final, nonappealable determination that Executive acted frivolously or in bad faith by such dispute. To assure Executive that adequate funds will be made available to discharge Stilwell's obligations set forth in the preceding sentence, Stilwell has established a trust and upon the occurrence of a Change in Control shall promptly deliver to the trustee of such trust to hold in accordance with the terms and conditions thereof that sum which the Stilwell Board shall have determined is reasonably sufficient for such purpose.

            (p) Prevailing Provisions. On and after the Control Change Date, the provisions of this Paragraph 7 shall control and take precedence over any other provisions of this Agreement which are in conflict with or address the same or a similar subject matter as the provisions of this Paragraph 7.

      8. Mitigation and Other Employment. After a termination of Executive's employment pursuant to Paragraphs 4(d)(i), 4(e) or a Change in Control as defined in

Paragraph 7(d), Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, and except as otherwise specifically provided in Paragraphs 4(d)(ii) with respect to health and life insurance and in Paragraphs 4(e)(ii) and 7(e) with respect to health, prescription and dental benefits, no such other employment, if obtained, or compensation or benefits payable in connection therewith shall reduce any amounts or benefits to which Executive is entitled hereunder. Such amounts or benefits payable to Executive under this Agreement shall not be treated as damages but as severance compensation to which Executive is entitled because Executive's employment has been terminated.

      9. Payment of Interest. If Stilwell fails to pay any amount provided under this Agreement when due, Stilwell shall pay interest on such amount at a rate equal to the greater of (A) or (B), where (A) is (i) the highest rate of interest charged by the lender of Stilwell for maintaining a revolving line of credit, or (ii) in the absence of a revolving line of credit, 200 basis points over the prime commercial lending rate announced by Citibank, N.A. on the date such amount is due or, if no such rate shall be announced on such date, the immediately prior date on which Citibank, N.A. announced such a rate, and (B) is five percent (5%); provided, however, that if the interest rate determined in accordance with this Paragraph 9 exceeds the highest legally permissible interest rate, then the interest rate shall be the highest legally-permissible interest rate.

      10. Legal Fees.

         (a) If Executive incurs legal, accounting, expert witness or other fees and expenses in an effort to establish, in connection with any dispute with Stilwell, Executive's entitlement to compensation and benefits under this Agreement, Stilwell shall, regardless of the outcome of such effort, reimburse Executive for such fees and expenses, to the extent the amounts thereof are reasonable, except to the extent limited by paragraph 10(b). In addition, Stilwell shall pay Executive an additional amount in respect to any federal, state and local income and other taxes ("Taxes") incurred by Executive with respect to such reimbursement of fees and expenses in an amount such that after Executive's payment of Taxes on such additional amount, there remains a balance sufficient to pay the Taxes being reimbursed. Stilwell shall reimburse Executive for such fees and expenses on a monthly basis upon Executive's request for reimbursement accompanied by evidence that the fees and expenses were incurred.

         (b) If Executive's position in such dispute is found in a final order of a court of competent jurisdiction to have (i) had no reasonable basis and to have been maintained in bad faith, or (ii) been frivolous, no further reimbursement for legal fees and expenses shall be due to Executive and Executive shall refund any amounts previously reimbursed hereunder with respect to such action.

      11. Notice. Notices and all other communications to either party pursuant to this Agreement shall be in writing and shall be deemed to have been given when personally delivered, delivered by facsimile or deposited in the United States mail by certified or registered mail, postage prepaid, addressed, in the case of Stilwell, to Stilwell at 920 Main, 21st Floor, Kansas City, Missouri 64105, Attention: Corporate Secretary, or, in the case of Executive, to him at EverGlades Farm, 12717 Mt. Olivet, Kansas City, MO 64166, or to such other address as a party shall designate by notice to the other party.

      12. Amendment. No provision of this Agreement may be amended, modified, waived or discharged unless such amendment, waiver, modification or discharge is agreed to in a writing signed by Executive and Stilwell. No waiver by any party hereto at any time of any breach by another party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the time or at any prior or subsequent time.

      13. Successors in Interest. The rights and obligations of Stilwell under this Agreement shall inure to the benefit of and be binding in each and every respect upon the direct and indirect successors and assigns of Stilwell, regardless of the manner in which such successors or assigns shall succeed to the interest of Stilwell hereunder, and this Agreement shall not be terminated by the voluntary or involuntary dissolution of Stilwell or by any merger or consolidation or acquisition involving Stilwell or upon any transfer of all or substantially all of Stilwell's assets, or terminated otherwise than in accordance with its terms. In the event of any such merger or consolidation or transfer of assets, the provisions of this Agreement shall be binding upon and shall inure to the benefit of the surviving corporation or the corporation or other person to which such assets shall be transferred. Neither this Agreement nor any of the payments or benefits hereunder may be pledged, assigned or transferred by Executive either in whole or in part in any manner, without the prior written consent of Stilwell.

      14. Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

      15. Controlling Law and Jurisdiction. The validity, interpretation and performance of this Agreement shall be subject to and construed under the laws of the State of Missouri, without regard to principles of conflicts of law.

      16. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and terminates and supersedes all other prior agreements and understandings including without limitation the Prior Agreement, both written and oral, between the parties with respect to the terms of Executive's employment or severance arrangements.


      IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the Effective Date.


                                            STILWELL FINANCIAL INC.

                                            By /s/ Danny R. Carpenter
                                              ----------------------------------
                                            Name:  Danny R. Carpenter
                                            Title: Executive Vice President


                                            EXECUTIVE

                                            /s/ Landon H. Rowland
                                            ------------------------------------
                                            Landon H. Rowland